Exhibit 99.1

Lucid Diagnostics Provides Update on Newly Published Future Effective Medicare Local Coverage Determination on Molecular Testing for Detection of Esophageal Precancer and Cancer

Foundational LCD, to be effective May 14, 2023, incorporates key feedback to 2022 draft, including updated guidelines recommending non-endoscopic biomarker testing

Lucid positioned to submit EsoGuard for Technical Assessment and coverage under foundational LCD when sufficient clinical utility data available later this year

NEW YORK, March 31, 2023 — Lucid Diagnostics Inc. (Nasdaq: LUCD) (“Lucid Diagnostics” or “Lucid”), a commercial-stage cancer prevention diagnostics company and a majority-owned subsidiary of PAVmed Inc. (Nasdaq: PAVM, PAVMZ), announced that, yesterday, the MolDX Program (“MolDX”) published a Future Effective Local Coverage Determination (“LCD”) L39256, on molecular testing for esophageal precancer and cancer in Medicare beneficiaries, to become effective May 14, 2023.

This foundational LCD, entitled “Molecular Testing for Detection of Upper Gastrointestinal Metaplasia, Dysplasia, and Neoplasia” and published on CMS.gov, provides the criteria for future coverage of individual tests within this category, such as Lucid’s EsoGuard® Esophageal DNA Test, following submission of each test for Technical Assessment.

“We are very excited and gratified that the publication of this future effective LCD has now established a clear path for Medicare beneficiaries to have access to modern non-endoscopic biomarker testing, such as EsoGuard, for early detection of esophageal precancer to prevent esophageal cancer deaths,” said Lishan Aklog, M.D., Lucid’s Chairman & Chief Executive Officer.

“We are particularly pleased that the LCD incorporates substantially all of the constructive feedback provided by us and over a dozen other stakeholders during the comment period for the proposed LCD published in 2022. This includes highlighting the 2022 guideline updates which established non-endoscopic biomarker testing, such as EsoGuard, as an acceptable alternative to endoscopy and acknowledging the value of such testing given the failure of endoscopy as a widespread tool to detect esophageal precancer. It now, as the stakeholders recommended, firmly aligns the criteria for coverage with the American College of Gastroenterology’s recommendations. Its qualitative thresholds for performance data now also align with historical precedent and the actual risk of such tests in clinical practice,” Dr. Aklog added.

“We look forward to completing and publishing data from our ongoing prospective and retrospective clinical utility studies, which will allow us to submit EsoGuard for Technical Assessment and Medicare coverage under the foundational LCD later this year. In the meantime, our team will continue to drive test volume growth and aggressively pursue commercial payor engagements such as our recent in-network agreement with MultiPlan.”

About Lucid Diagnostics

Lucid Diagnostics Inc. is a commercial-stage, cancer prevention medical diagnostics company, and subsidiary of PAVmed Inc. (Nasdaq: PAVM). Lucid is focused on the millions of patients with gastroesophageal reflux disease (GERD), also known as chronic heartburn, who are at risk of developing esophageal precancer and cancer. Lucid’s EsoGuard® Esophageal DNA Test, performed on samples collected in a brief, noninvasive office procedure with its EsoCheck® Esophageal Cell Collection Device, is the first and only commercially available diagnostic test capable of serving as a widespread screening tool to prevent cancer and cancer deaths through early detection of esophageal precancer in at-risk GERD patients.

For more information, please visit www.luciddx.com and for more information about its parent company PAVmed, please visit www.pavmed.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risk and uncertainties. Forward-looking statements are any statements that are not historical facts. Such forward-looking statements, which are based upon the current beliefs and expectations of Lucid Diagnostics’ management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, volatility in the price of Lucid Diagnostics’ common stock; general economic and market conditions; the uncertainties inherent in research and development, including the cost and time required to advance Lucid Diagnostics’ products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from Lucid Diagnostics’ clinical and preclinical studies; whether and when Lucid Diagnostics’ products are cleared by regulatory authorities; market acceptance of Lucid Diagnostics’ products once cleared and commercialized; Lucid Diagnostics’ ability to raise additional funding as needed; and other competitive developments. In addition, Lucid Diagnostics continues to monitor the COVID-19 pandemic and the pandemic’s impact on Lucid Diagnostics’ businesses. These factors are difficult or impossible to predict accurately and many of them are beyond Lucid Diagnostics’ control. In addition, new risks and uncertainties may arise from time to time and are difficult to predict. For a further list and description of these and other important risks and uncertainties that may affect Lucid Diagnostics’ future operations, see Part I, Item 1A, “Risk Factors,” in Lucid Diagnostics’ most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Report on Form 10-Q filed by Lucid Diagnostics after its most recent Annual Report. Lucid Diagnostics disclaims any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Investor and Media Contact:

Michael Parks
PAVmed and Lucid Diagnostics
484.356.7105
mep@pavmed.com